Exhibit 99.1

Itron Announces Fourth Quarter and Full Year 2021 Financial Results and 2022 Guidance

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 28, 2022--Itron, Inc. (NASDAQ:ITRI), which is innovating the way utilities and cities manage energy and water, announced today financial results for its fourth quarter and full year ended Dec. 31, 2021. Highlights for the quarter and full year include:

  Quarterly and full year revenue of $486 million and $2.0 billion;
  Quarterly and full year gross margin of 25.0% and 28.9%;
  Quarterly and full year GAAP net loss of $(59) million and $(81) million;
  Quarterly and full year GAAP loss per share of $(1.30) and $(1.83);
  Quarterly and full year non-GAAP diluted earnings per share of $0.75 and $1.75;
  Quarterly and full year adjusted EBITDA of $3 million and $115 million; and
  Backlog of $4.0 billion and 12-month backlog of $1.5 billion.

"Customer demand for Itron’s solutions is at an all-time high, as demonstrated by record bookings and backlog in the fourth quarter,” said Tom Deitrich, Itron’s president and CEO.

“Unfortunately, headwinds due to semiconductor component shortages impacted our fourth quarter results and we anticipate these conditions continuing through at least the first half of 2022.”

Summary of Fourth Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue
Total revenue of $486 million decreased 8%, or 6% excluding the impact of changes in foreign currency exchange rates, compared with the fourth quarter of 2020.

By segment, Outcomes revenue increased 4%, driven by an increase in software and professional services. Networked Solutions revenue decreased 5% and Device Solutions revenue decreased 16%.

Gross Margin
Consolidated gross margin of 25.0% decreased 330 basis points compared with the fourth quarter of 2020 driven primarily by higher component costs and manufacturing inefficiencies.

Operating Income (loss), Net Income (loss) and Earnings (loss) per Share (EPS)
GAAP operating loss of $(107) million compared with operating income of $33 million in 2020. The decrease was primarily due to lower gross profit and higher GAAP operating expenses. The higher GAAP operating expenses were primarily driven by expenses related to restructuring activities and higher variable compensation. Also, we recognized a pre-tax loss related to the sale of certain gas device assets.

Non-GAAP operating loss $(7) million compared with non-GAAP operating income of $44 million in 2020. The decrease was due to lower gross profit and higher non-GAAP operating expenses, primarily driven by higher variable compensation.

GAAP net loss attributable to Itron, Inc. for the quarter was $(59) million, or $(1.30) per share, compared with net income of $22 million, or $0.53 per diluted share, in 2020. The reduction in net income and EPS was primarily due to lower GAAP operating income.

Non-GAAP net income was $34 million, or $0.75 per diluted share, compared with $26 million, or $0.65 per diluted share in 2020. The increase was due to a non-GAAP tax benefit driven by the impact of certain transfers of business activities and assets.

Cash Flow
In the fourth quarter, cash provided by operating activities was $14 million compared with $39 million in 2020. Free cash flow was $7 million compared with $29 million in the prior year. The decrease in cash flow was due to reduced non-GAAP EBITDA and lower cash inflows from working capital.

Other Measures

Bookings were a record $1.1 billion in the fourth quarter. This is a book to bill ratio of 2.2 to 1 for the quarter. Total backlog and 12-month backlog are both at record levels of $4.0 billion and $1.5 billion, respectively, at the end of the quarter.

Financial Guidance

Itron’s guidance for the full year 2022 is as follows:

  Revenue between $2.0 and $2.1 billion
  Non-GAAP diluted EPS between $1.25 and $1.75

Guidance assumes an average euro to U.S. dollar foreign currency exchange rate of $1.14 in 2022, diluted weighted average shares outstanding of approximately 45.5 million for the year, and a non-GAAP effective tax rate for the year of approximately 25%.

A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Other Events

Share Repurchase Program

On Nov. 1, 2021 Itron's board of directors authorized a share repurchase program up to $100 million over an 18-month period. As of today, we have completed $25 million under the share repurchase program at an average share price of $61.67, totaling approximately 400 thousand shares.

Sale of European C+I Mechanical Gas / Stations / Global Gas Regulator Business

On Nov. 2, 2021, Itron entered into a definitive securities and asset purchase agreement to sell certain of its Gas device manufacturing and business operations in Europe and North America to Dresser Utility Solutions (Dresser). Itron anticipates this transaction to close today, Feb. 28, 2022.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 10 a.m. EST on Feb. 28, 2022. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through March 5, 2022. To access the telephone replay, dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and enter passcode 5471582.

About Itron

Itron® enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements

This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect", "intend", "anticipate", "believe", "plan", "goal", "seek", "project", "estimate", "future", "strategy", "objective", "may", "likely", "should", "will", "will continue", and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plans, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including, without limitation those resulting from extraordinary events or circumstances such as the COVID-19 pandemic and other factors that are more fully described in Part I, Item 1A: Risk Factors included in our Annual Report on Form 10-K for the year ended Dec. 31, 2020 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP), we use certain adjusted or non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, constant currency, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues
Product revenues	$412,725	$451,393	$1,678,195	$1,889,173
Service revenues	72,912	73,764	303,377	284,177
Total revenues	485,637	525,157	1,981,572	2,173,350
Cost of revenues
Product cost of revenues	322,307	336,344	1,231,230	1,408,615
Services cost of revenues	42,043	39,980	177,173	162,568
Total cost of revenues	364,350	376,324	1,408,403	1,571,183

Gross profit	121,287	148,833	573,169	602,167

Operating expenses
Sales, general and administrative	78,546	61,902	300,520	276,920
Research and development	49,856	45,102	197,235	194,101
Amortization of intangible assets	8,887	11,223	35,801	44,711
Restructuring	55,453	(4,518)	54,623	37,013
Loss on sale of business	36,015	2,522	64,289	59,817
Total operating expenses	228,757	116,231	652,468	612,562

Operating income (loss)	(107,470)	32,602	(79,299)	(10,395)
Other income (expense)
Interest income	231	833	1,557	2,998
Interest expense	(1,531)	(10,230)	(28,638)	(44,001)
Other income (expense), net	(746)	(1,827)	(17,430)	(5,241)
Total other income (expense)	(2,046)	(11,224)	(44,511)	(46,244)

Income (loss) before income taxes	(109,516)	21,378	(123,810)	(56,639)
Income tax benefit (provision)	51,093	128	45,512	(238)
Net income (loss)	(58,423)	21,506	(78,298)	(56,877)
Net income (loss) attributable to noncontrolling interests	443	(14)	2,957	1,078
Net income (loss) attributable to Itron, Inc.	$(58,866)	$21,520	$(81,255)	$(57,955)

Net income (loss) per common share - Basic	$(1.30)	$0.53	$(1.83)	$(1.44)
Net income (loss) per common share - Diluted	$(1.30)	$0.53	$(1.83)	$(1.44)

Weighted average common shares outstanding - Basic	45,246	40,412	44,301	40,253
Weighted average common shares outstanding - Diluted	45,246	40,762	44,301	40,253

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Product revenues
Device Solutions	$154,295	$183,360	$635,103	$684,517
Networked Solutions	238,134	250,233	974,531	1,148,698
Outcomes	20,296	17,800	68,561	55,958
Total Company	$412,725	$451,393	$1,678,195	$1,889,173

Service revenues
Device Solutions	$2,827	$3,063	$10,001	$9,478
Networked Solutions	26,627	27,185	118,100	100,704
Outcomes	43,458	43,516	175,276	173,995
Total Company	$72,912	$73,764	$303,377	$284,177

Total revenues
Device Solutions	$157,122	$186,423	$645,104	$693,995
Networked Solutions	264,761	277,418	1,092,631	1,249,402
Outcomes	63,754	61,316	243,837	229,953
Total Company	$485,637	$525,157	$1,981,572	$2,173,350

Gross profit
Device Solutions	$14,127	$22,016	$99,355	$86,859
Networked Solutions	80,006	100,538	378,633	432,906
Outcomes	27,154	26,279	95,181	82,402
Total Company	$121,287	$148,833	$573,169	$602,167

Operating income (loss)
Device Solutions	$3,433	$12,674	$57,217	$40,769
Networked Solutions	49,363	70,633	254,434	308,099
Outcomes	15,984	18,151	50,631	47,619
Corporate unallocated	(176,250)	(68,856)	(441,581)	(406,882)
Total Company	$(107,470)	$32,602	$(79,299)	$(10,395)

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$162,579	$206,933
Accounts receivable, net	298,459	369,828
Inventories	165,799	182,377
Other current assets	123,092	171,124
Total current assets	749,929	930,262

Property, plant, and equipment, net	163,184	207,816
Deferred tax assets, net	181,472	76,142
Other long-term assets	42,178	51,656
Operating lease right-of-use assets, net	65,523	76,276
Intangible assets, net	92,529	132,955
Goodwill	1,098,975	1,131,916
Total assets	$2,393,790	$2,607,023

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$193,129	$215,639
Other current liabilities	81,253	72,591
Wages and benefits payable	113,532	86,249
Taxes payable	12,208	15,804
Current portion of debt	—	18,359
Current portion of warranty	18,406	28,329
Unearned revenue	82,816	112,928
Total current liabilities	501,344	549,899

Long-term debt, net	450,228	902,577
Long-term warranty	13,616	13,061
Pension benefit obligation	87,863	119,457
Deferred tax liabilities, net	2,000	1,921
Operating lease liabilities	57,314	66,823
Other long-term obligations	138,666	113,012
Total liabilities	1,251,031	1,766,750

Equity
Common stock	1,779,775	1,389,419
Accumulated other comprehensive loss, net	(148,098)	(138,526)
Accumulated deficit	(515,600)	(434,345)
Total Itron, Inc. shareholders' equity	1,116,077	816,548
Noncontrolling interests	26,682	23,725
Total equity	1,142,759	840,273
Total liabilities and equity	$2,393,790	$2,607,023

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Year Ended December 31,
	2021	2020
Operating activities
Net income (loss)	$(78,298)	$(56,877)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangible assets	84,153	97,290
Non-cash operating lease expense	17,107	18,178
Stock-based compensation	23,618	25,053
Amortization of prepaid debt fees	18,253	4,130
Deferred taxes, net	(85,574)	(12,939)
Loss on sale of business	64,289	59,817
Loss on extinguishment of debt, net	10,000	—
Restructuring, non-cash	8,744	5,888
Other adjustments, net	2,930	10,392
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	60,242	108,256
Inventories	(3,721)	35,403
Other current assets	41,461	(11,832)
Other long-term assets	4,515	(11,391)
Accounts payable, other current liabilities, and taxes payable	(23,391)	(111,724)
Wages and benefits payable	30,915	(34,664)
Unearned revenue	(29,366)	8,212
Warranty	(8,169)	(13,538)
Other operating, net	17,086	(10,140)
Net cash provided by operating activities	154,794	109,514

Investing activities
Net proceeds related to the sale of business	3,142	1,133
Acquisitions of property, plant, and equipment	(34,682)	(46,208)
Business acquisitions, net of cash and cash equivalents acquired	(8,670)	—
Other investing, net	5,326	4,039
Net cash used in investing activities	(34,884)	(41,036)

Financing activities
Proceeds from borrowings	460,000	400,000
Payments on debt	(946,094)	(414,063)
Issuance of common stock	5,080	8,886
Proceeds from common stock offering	389,419	—
Proceeds from sale of warrants	45,349	—
Purchases of convertible note hedge contracts	(84,139)	—
Repurchase of common stock	(8,028)	—
Prepaid debt fees	(12,031)	(1,571)
Other financing, net	(2,443)	(4,828)
Net cash used in financing activities	(152,887)	(11,576)

Less: Cash classified within assets held for sale	(9,750)	—

Effect of foreign exchange rate changes on cash and cash equivalents	(1,627)	127
Increase (decrease) in cash and cash equivalents	(44,354)	57,029
Cash and cash equivalents at beginning of period	206,933	149,904
Cash and cash equivalents at end of period	$162,579	$206,933

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For a reconciliation of each non-GAAP measure to the most comparable financial measure prepared and presented in accordance with GAAP, please see the table captioned Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges, such as acquisition and integration related expenses, loss on sale of business, or restructuring charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, and acquisition and integration. We define non-GAAP operating income as operating income (loss) excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, and acquisition and integration. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income (loss) attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, debt extinguishment, restructuring, loss on sale of business, corporate transition cost, acquisition and integration, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by diluted weighted-average shares outstanding during the period calculated on a GAAP basis and then reduced to reflect the anti-dilutive impact of the convertible note hedge transaction entered into in connection with the 0% Convertible Notes due 2026 issued in March 2021. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (loss) (a) minus interest income, (b) plus interest expense, depreciation and amortization, debt extinguishment, restructuring, loss on sale of business, corporate transition cost, acquisition and integration, and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income (loss).

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from the entity's functional currency into U.S. dollars for financial reporting purposes. We also use the term "constant currency", which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$228,757	$116,231	$652,468	$612,562
Amortization of intangible assets	(8,887)	(11,223)	(35,801)	(44,711)
Restructuring	(55,453)	4,518	(54,623)	(37,013)
Loss on sale of business	(36,015)	(2,522)	(64,289)	(59,817)
Corporate transition cost	—	—	—	33
Acquisition and integration	(519)	(1,764)	(151)	(1,026)
Non-GAAP operating expenses	$127,883	$105,240	$497,604	$470,028

NON-GAAP OPERATING INCOME (LOSS)
GAAP operating income (loss)	$(107,470)	$32,602	$(79,299)	$(10,395)
Amortization of intangible assets	8,887	11,223	35,801	44,711
Restructuring	55,453	(4,518)	54,623	37,013
Loss on sale of business	36,015	2,522	64,289	59,817
Corporate transition cost	—	—	—	(33)
Acquisition and integration	519	1,764	151	1,026
Non-GAAP operating income (loss)	$(6,596)	$43,593	$75,565	$132,139

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$(58,866)	$21,520	$(81,255)	$(57,955)
Amortization of intangible assets	8,887	11,223	35,801	44,711
Amortization of debt placement fees	826	1,056	18,078	3,954
Debt extinguishment	—	—	11,681	—
Restructuring	55,453	(4,518)	54,623	37,013
Loss on sale of business	36,015	2,522	64,289	59,817
Corporate transition cost	—	—	—	(33)
Acquisition and integration	519	1,764	151	1,026
Income tax effect of non-GAAP adjustments	(8,774)	(7,243)	(25,265)	(13,280)
Non-GAAP net income attributable to Itron, Inc.	$34,060	$26,324	$78,103	$75,253

Non-GAAP diluted EPS	$0.75	$0.65	$1.75	$1.85

Non-GAAP weighted average common shares outstanding - Diluted	45,469	40,762	44,617	40,571

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$(58,866)	$21,520	$(81,255)	$(57,955)
Interest income	(231)	(833)	(1,557)	(2,998)
Interest expense	1,531	10,230	28,638	44,001
Income tax (benefit) provision	(51,093)	(128)	(45,512)	238
Debt extinguishment	—	—	11,681	—
Depreciation and amortization	19,901	24,984	84,153	97,290
Restructuring	55,453	(4,518)	54,623	37,013
Loss on sale of business	36,015	2,522	64,289	59,817
Corporate transition cost	—	—	—	(33)
Acquisition and integration	519	1,764	151	1,026
Adjusted EBITDA	$3,229	$55,541	$115,211	$178,399

FREE CASH FLOW
Net cash provided by operating activities	$13,647	$38,943	$154,794	$109,514
Acquisitions of property, plant, and equipment	(6,901)	(9,911)	(34,682)	(46,208)
Free Cash Flow	$6,746	$29,032	$120,112	$63,306

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643
ken.gianella@itron.com

David Means
Director, Investor Relations
(737) 242-8448
david.means@itron.com

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574
rebecca.hussey@itron.com